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                                                                   Exhibit 23.1


                             CONSENT OF INDEPENDENT AUDITORS


     We consent to the inclusion in this Annual Report (Form 10-K) of The Nasdaq Stock Market, Inc. (the "Company") of our report dated March 6, 2002, included in the 2001 Annual Report to Shareholders of The Nasdaq Stock Market Inc.

     We also consent to the incorporation by reference in the Registration Statements and Post Effective Amendments of the Company on Form S-8 File Nos. 333-70992, 333-72852 and 333-76064 and in the related Reoffer
Prospectuses, of our report dated March 6, 2002 with respect to the consolidated financial statements included in this Annual Report (Form 10-K) for the year ended December 31, 2001.


                                                /s/ Ernst & Young LLP

New York, New York
March 27, 2002